Exhibit 99.1

Lake Shore Bancorp, Inc.	Investor/Media Contact:
128 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070
ext. 1220

Lake Shore Bancorp Earnings Up 78% in First Quarter 2010

Dunkirk, NY – April 30, 2010 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced first quarter 2010 net income of $0.72 million, or $0.12 per diluted share, a 78% increase, compared to net income of $0.41 million, or $0.07 per diluted share, for the first quarter of 2009.

Highlights – First Quarter 2010

•	Net interest income increased by 21.8% compared to first quarter 2009.
•	Net interest margin increased 45 basis points compared to the prior year quarter.
•	Average deposits grew by $26 million, or 9.7%, compared to first quarter 2009.
•	The Bank’s asset quality remained strong with nonperforming to total loans at 0.84%.
•	The Bank developed a new full-service branch in Depew, NY, its fifth Erie County location, which opened for business in April.

“Our first quarter provided a solid start to 2010 with significant earnings growth, improvement in our net interest margin, and the continuation of our strong asset quality standards,” said David C. Mancuso, President and Chief Executive Officer. “We also realized significant deposit growth compared to both the first and fourth quarters of 2009, demonstrating our competitive strength within our market area. We opened our fifth Erie County branch location in Depew, New York during April, reflecting our solid capital position and continued earnings strength.”

First quarter 2010 revenue was $3.9 million, an increase of $0.61 million, or 18.3%, over the prior year quarter, and was primarily a result of net interest income growth in the 2010 period. Net interest income grew to $3.4 million during the first quarter of 2010, an increase of 21.8% from the first quarter 2009, driven by a $0.53 million decrease in total interest expense.

Net interest margin for first quarter 2010 was 3.42% compared to 2.97% for the prior year quarter. Lower market interest rates and disciplined deposit pricing resulted in a 77-basis point reduction in the total cost of funds, compared to the first quarter of 2009. As compared to the fourth quarter 2009, the Company’s net interest margin improved 19 basis points, reflective of a 29-basis point reduction in cost of funds, partially offset by a 4-basis point decline in earning asset yields.

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First quarter 2010 operating expense of $2.9 million was up $0.24 million, or 9.1%, compared to first quarter 2009. The increase in non-interest expense was due primarily to employee costs including staff additions, merit pay increases and increased benefit costs. Higher marketing costs, to support the new branch opening, and a 135% increase in FDIC insurance assessments also contributed significantly to the increase in operating expense for first quarter 2010. First quarter 2009 non-interest expense included a one-time charge of $135,000 reflecting a loss on the sale of an interest rate floor derivative product.

The first quarter 2010 provision for loan losses, of $0.05 million, was a 58% decrease from the prior year quarter reflecting both the quality and composition of the Bank’s loan portfolio. Nonperforming loans as a percentage of total loans were 0.84% for the quarter, up 18 basis points compared to the prior year quarter, and up 19 basis points compared to the fourth quarter of 2009. Despite this increase, the Bank’s ratio of nonperforming loans to total loans remains significantly below industry averages.

Branch Opening

The Bank opened a new full-service branch in Depew, NY on April 12th. The Depew branch is the Bank’s fifth location in Erie County, serving the metropolitan Buffalo market area.

Dividend Declared

The Company’s Board of Directors approved a $0.06 cash dividend on its common stock, payable on May 24, 2010, to shareholders of record as of May 10, 2010.

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York offering a broad array of retail and commercial lending and deposit services.  Lake Shore Bancorp common stock is traded on the NASDAQ Global Market as LSBK. Additional information about the company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

-Financial Tables Follow-

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA
	March 31, 2010	December 31, 2009
	(Unaudited)
	(Dollars In Thousands)

Total assets	$432,020	$425,656
Cash and cash equivalents	21,931	22,064
Securities available for sale	126,106	118,381
Loans receivable, net	257,431	259,174
Deposits	320,604	318,414
Short-term borrowings	4,750	6,850
Long-term debt	42,550	36,150
Equity	55,639	55,446

STATEMENTS OF INCOME
	Three Months Ended
	March 31,
	2010	2009
	(Unaudited) (Dollars In Thousands, except for per share amounts)

Total Interest Income	$4,942	$4,868
Total Interest Expense	1,547	2,081

Net Interest Income	3,395	2,787

Provision for Loan Losses	50	120

Net interest income after provision for loan losses	3,345	2,667
Non interest income	546	545
Non interest expense	2,921	2,677

Income before income taxes	970	535
Income tax	249	130

Net income	$721	$405

Basic and diluted earnings per common share*	$0.12	$0.07
Dividends declared per share	$0.06	$0.05

* The Company had no dilutive securities during the periods ending March 31, 2010 and 2009.

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)

Return on average assets	0.68%	0.40%
Return on average equity	5.14%	2.99%
Average interest-earning assets to average interest-bearing liabilities	115.52%	116.15%
Interest rate spread	3.18%	2.61%
Net interest margin	3.42%	2.97%

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.84%	0.66%
Non-performing assets as a percent of total assets	0.58%	0.46%
Allowance for loan losses as a percent of total net loans	0.63%	0.61%
Allowance for loan losses as a percent of non-performing loans	74.93%	92.85%